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Exhibit 10.18

EXECUTION VERSION

Date              June 2008

BRITANNIA BULK HOLDINGS INC.
as Guarantor

– and –

NORDEA BANK DANMARK A/S
as Security Trustee

SHAREHOLDER GUARANTEE

relating to
a Loan Agreement dated 23 May 2008

Watson, Farley & Williams
London

INDEX

Clause		Page
1	INTERPRETATION	1
2	GUARANTEE	2
3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	3
4	EXPENSES	3
5	ADJUSTMENT OF TRANSACTIONS	3
6	PAYMENTS	4
7	INTEREST	5
8	SUBORDINATION	5
9	ENFORCEMENT	5
10	REPRESENTATIONS AND WARRANTIES	6
11	UNDERTAKINGS	8
12	JUDGMENTS AND CURRENCY INDEMNITY	13
13	SET-OFF	14
14	SUPPLEMENTAL	14
15	ASSIGNMENT	15
16	NOTICES	15
17	INVALIDITY OF LOAN AGREEMENT	16
18	GOVERNING LAW AND JURISDICTION	16
EXECUTION PAGE		18
SCHEDULE 1 FORM OF CERTIFICATE OF COMPLIANCE		19

THIS GUARANTEE is made on              June 2008

BETWEEN

(1)
BRITANNIA BULK HOLDINGS INC., a corporation incorporated in the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Guarantor"); and

(2)
NORDEA BANK DANMARK A/S, acting through its office at Christiansbro, Strandgade 3, PO Box 850, DK-0900, Copenhagen, Denmark (the "Security Trustee", which expression includes its successors and assigns).

BACKGROUND

(A)
By a loan agreement dated 23 May 2008 and made between (i) Britannia Bulk plc as borrower (the "Borrower"), (ii) the banks and financial institutions listed in Part A of Schedule 1 thereto as Lenders (the "Lenders"), (iii) the banks and financial institutions listed in Part B of Schedule 1 thereto as swap banks (the "Swap Banks"), (iv) Nordea Bank Danmark A/S and Lloyds TSB Bank plc as arrangers (the "Arrangers") and (v) Nordea Bank Danmark A/S as agent (the "Agent") and as security trustee (the "Security Trustee") it was agreed that the Lenders would make available to the Borrower a term loan facility of up to US$170,000,000.

(B)
By:

  (i)
  a master agreement (on the 1992 or 2002 ISDA Master Agreement (Multicurrency Crossborder) form (as the case may be)) and the Schedule thereto dated as of 23 May 2008 and made between (i) the Borrower and (ii) Nordea Bank Finland plc A/S as Swap Bank; and

  (ii)
  a master agreement (on the 1992 or 2002 ISDA Master Agreement (Multicurrency Crossborder) form (as the case may be)) and the schedule thereto dated as of 3 June 2008 and made between (i) the Borrower and (ii) Lloyds TSB Bank plc as Swap Bank,

    (together, the "Master Agreements"), it was agreed that the Swap Banks may enter into Designated Transactions with the Borrower from time to time to hedge part of the Borrower's exposure under the Loan Agreement to interest rate fluctuations.

(C)
By the Agency and Trust Deed dated 23 May 2008 entered into pursuant to the Loan Agreement, it was agreed that the Security Trustee would hold the Trust Property on trust for the Lenders, the Swap Banks, the Agent and the Security Trustee in accordance with their respective entitlements under the Finance Documents and the Master Agreements.

(D)
The execution and delivery to the Security Trustee of this Guarantee is one of the conditions precedent to the availability of the facility under the said Loan Agreement.

(E)
This Guarantee is one of the Guarantees referred to in the Loan Agreement.

IT IS AGREED as follows:

1            INTERPRETATION

1.1
Defined expressions.    Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2
Construction of certain terms.    In this Guarantee:

    "bankruptcy" includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

    "Loan Agreement" means the loan agreement dated 23 May 2008 referred to in Recital (A) and includes any existing or future amendments or supplements, whether made with the Guarantor's consent or otherwise;

    "Master Agreements" means the master agreements referred to in Recital (B) (including all Designated Transactions from time to time entered into and confirmations from time to time exchanged under such master agreements) and in the singular means either of them; and

    "Permitted Investments" means (i) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, any national government of any of the "G7" countries, maturing within 12 months of the date of acquisition, (ii) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a Lender or a commercial bank organized under the laws of any of the "G7" countries or any state or district thereof, rated A-2 (or better) by Standard & Poor's or P-2 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights, (iii) repurchase obligations with a term of not more than 30 days for underlying investments of the types de-scribed in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii), (iv) commercial paper rated A-1 (or better) by Standard and Poor's or P-1 (or better) by Moody's, and maturing within 12 months of the date of acquisition, and (v) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has one of the two highest ratings obtainable from either Moody's or Standard and Poor's.

1.3
Application of construction and interpretation provisions of Loan Agreement.    Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

2            GUARANTEE

2.1
Guarantee and indemnity.    The Guarantor unconditionally and irrevocably:

(a)
guarantees the due payment of all amounts payable by the Borrower under or in connection with the Loan Agreement and every other Finance Document and each Master Agreement;

(b)
undertakes to pay to the Security Trustee, on the Security Trustee's demand, any such amount which is not paid by the Borrower when payable; and

(c)
fully indemnifies the Security Trustee and each other Creditor Party on the Security Trustee's demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Security Trustee or the other Creditor Party concerned as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Security Trustee or the other Creditor Party concerned would otherwise have been entitled to recover.

2.2
No limit on number of demands.    The Security Trustee may serve more than one demand under Clause 2.1.

3            LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1
Principal and independent debtor.    The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2
Waiver of rights and defences.    Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against any Creditor Party in respect of:

(a)
any time, waiver or consent granted to or composition with the Borrower, any Security Party or any other person;

(b)
any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, any Security Party or any other person;

(c)
any insolvency or similar proceedings;

(d)
any amendment or supplement being made to the Finance Documents and the Master Agreements (or any of them) or to any other documents or security related thereto;

(e)
any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents and the Master Agreements (or any of them);

(f)
any release or loss (even though negligent) of any right or Security Interest created by the Finance Documents and the Master Agreements (or any of them);

(g)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(h)
any other Finance Document, any Master Agreement or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4            EXPENSES

4.1
Costs of preservation of rights, enforcement etc.    The Guarantor shall pay to the Security Trustee on its demand the amount of all expenses incurred by the Security Trustee or any other Creditor Party in connection with the enforcement of or a demand under this Guarantee during the existence of an Event of Default.

4.2
Fees and expenses payable under Loan Agreement.    Clause 4.1 is without prejudice to the Guarantor's liabilities in respect of the Borrower's obligations under Clause 20 of the Loan Agreement (fees and expenses) and under similar provisions of other Finance Documents and the Master Agreements.

5            ADJUSTMENT OF TRANSACTIONS

5.1
Reinstatement of obligation to pay.    The Guarantor shall pay to the Security Trustee on its demand any amount which any Creditor Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of another Security Party (or similar person) on the ground that the Loan Agreement or any Master Agreement, or a payment by the Borrower or of another Security Party, was invalid or on any similar ground and as a result thereof any payment previously made to such Creditor Party by the Borrower or another Security Party must be rescinded or disgorged.

6            PAYMENTS

6.1
Method of payments.    Any amount due under this Guarantee shall be paid:

(a)
in immediately available funds;

(b)
to such account as the Security Trustee may from time to time notify to the Guarantor;

(c)
without any form of set-off, cross-claim or condition; and

(d)
free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2
Grossing-up for taxes.    If the Guarantor is required by law to make a tax deduction, subject to Clause 6.3 the amount due to the Security Trustee shall be increased by the amount necessary to ensure that the Security Trustee and (if the payment is not due to the Security Trustee for its own account) the Creditor Party beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3
Tax gross-up on assignment, transfer and change of lending office or office in the case of a Swap Bank. If:

(a)
a Creditor Party assigns or transfers any rights or obligations under the Finance Documents or the Master Agreements or changes its lending office or office in the case of a Swap Bank; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs the Guarantor would be obliged to make a payment to the Security Trustee (for its own account or the account of any transferee Creditor Party or Creditor Party acting through its new lending office or office in the case of a Swap Bank) in respect of any tax, then the Security Trustee or such transferee Creditor Party or Creditor Party acting through its new lending office or office in the case of a Swap Bank is only entitled to receive payment to the same extent as the prior Security Trustee, transferor Creditor Party or Creditor Party acting through its previous lending office or office in the case of a Swap Bank would have been if the assignment, transfer or change had not occurred.

6.4
Tax credit.    A Creditor Party which has obtained (and has derived full use and benefit, on an affiliated group basis, of) a repayment or credit in respect of tax on account of which the Guarantor has made an increased payment under Clause 6.2 shall pay to the Guarantor a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Guarantor in respect of which the Guarantor made the increased payment Provided that:

(a)
the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)
nothing in this Clause 6.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)
nothing in this Clause 6.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Guarantor had not been required to make a tax deduction from a payment;

(d)
any allocation or determination made by a Creditor Party under or in connection with this Clause 6.4 shall be conclusive and binding on the Guarantor and the other Creditor Parties;

(e)
nothing in this Clause 6.4 shall oblige any Creditor Party to disclose to any information relating to its affairs (tax or otherwise) or those of its ultimate parent company (or any subsidiary thereof) or any computations in respect of tax; and

(f)
the Creditor Party's tax affairs for its tax year in respect of which such credit or repayment was obtained have been finally settled.

7            INTEREST

7.1
Accrual of interest.    Any amount due under this Guarantee shall carry interest after the third Business Day following the date on which the Security Trustee demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement and the Master Agreements (or any of them).

7.2
Calculation of interest.    Interest under this Guarantee shall be calculated and accrue in the same way as interest under Clause 7 of the Loan Agreement.

7.3
Guarantee extends to interest payable under Loan Agreement and Master Agreements.    For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement and each Master Agreement, including that payable under Clause 7 of the Loan Agreement and section 2(e) of each Master Agreement.

8            SUBORDINATION

8.1
Subordination of rights of Guarantor.    All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Borrower, any other Security Party or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents and Master Agreements and in particular, the Guarantor shall not:

(a)
claim, or in a bankruptcy of the Borrower or any other Security Party prove for, any amount payable to the Guarantor by the Borrower or any other Security Party, whether in respect of this Guarantee or any other transaction;

(b)
take or enforce any Security Interest for any such amount;

(c)
claim to set-off any such amount against any amount payable by the Guarantor to the Borrower or any other Security Party; or

(d)
claim any subrogation or other right in respect of any Finance Document or any Master Agreement or any sum received or recovered by any Creditor Party under a Finance Document or any Master Agreement.

    Provided, that this Clause 8.1 shall not prohibit the Guarantor from receiving payment or performance in respect of any such right in the absence of any continuing Event of Default or Potential Event of Default.

9            ENFORCEMENT

9.1
No requirement to commence proceedings against Borrower.    Neither the Security Trustee nor any other Creditor Party will need to commence any proceedings under, or enforce any Security Interest created by, the Loan Agreement or any other Finance Document or the Master Agreements before claiming or commencing proceedings under this Guarantee.

9.2
Conclusive evidence of certain matters.    However, as against the Guarantor:

(a)
any final judgment or order of a court in England or Wales in connection with the Loan Agreement or any Master Agreement; and

(b)
any statement or admission of the Borrower in connection with the Loan Agreement or any Master Agreement,

    shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3
Suspense account.    The Security Trustee and any Creditor Party may, for the purpose of claiming or proving in a bankruptcy of the Borrower or any other Security Party, place any sum received or recovered under or by virtue of this Guarantee or any Security Interest connected with it on a separate suspense or other nominal account without applying it in satisfaction of the Borrower's obligations under the Loan Agreement or the Master Agreements.

10          REPRESENTATIONS AND WARRANTIES

10.1
General.    The Guarantor represents and warrants to the Security Trustee as follows.

10.2
Status.    The Guarantor is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

10.3
Share capital.    The Guarantor has an authorised share capital of one billion (1,000,000,000) registered shares with a par value of US$0.01 per share, 18,646,170 of which have been issued and are fully paid up.

10.4
Corporate power.    The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)
to execute this Guarantee; and

(b)
to make all the payments contemplated by, and to comply with, this Guarantee.

10.5
Consents in force.    All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6
Legal validity.    This Guarantee constitutes the Guarantor's legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors' rights generally.

10.7
No conflicts.    The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)
any law or regulation; or

(b)
the constitutional documents of the Guarantor; or

(c)
other than pursuant to the Existing Finance Documents of which the Security Trustee is aware, any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.8
No withholding tax.    All payments which the Guarantor is liable to make under this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.9
No default.    To the knowledge of the Guarantor, no Event of Default or Potential Event of Default has occurred and is continuing.

10.10
Information.    All material factual information which has been provided in writing by or on behalf of the Guarantor to the Security Trustee or any other Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.6; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.8; and there has been no Material Adverse Change since the latest of those accounts.

10.11
No litigation.    No litigation, arbitration or administrative proceedings involving the Guarantor has been commenced or taken or, to the Guarantor's knowledge, is likely to be commenced or taken which, in any case, would be likely to result in a Material Adverse Change.

10.12
Taxes paid.    The Guarantor has paid all taxes due and payable that are applicable to, or imposed on or in relation to the Guarantor and its business.

10.13
No money laundering.    The Guarantor confirms that it is acting for its own account and that its entry into this Guarantee and the performance and discharge of its obligations and liabilities thereunder will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10.14
No immunity.    The Guarantor is not, nor is any of its assets entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.15
Filings.    Save for such registrations and filings as are referred to in this Guarantee it is not necessary for the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that stamp, registration or similar taxes be paid on or in relation to this Guarantee.

10.16
Conditions precedent documentation.    All documents provided or to be provided by the Guarantor to any Creditor Party pursuant to Schedule 3 of the Loan Agreement are, or when provided shall be, true and complete copies of such documents.

10.17
Solvency.    The Guarantor is not insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Guarantor or any part of its assets.

10.18
Validity and admissibility in evidence.    All authorisations, approvals, submissions, consents, licences, exemptions, filings, notices, certifications or registrations which are required or desirable:

(a)
to enable the Guarantor lawfully to enter into, exercise its rights and comply with its obligations under this Guarantee;

(b)
to make this Guarantee admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

10.19
Tax residence.    The Guarantor is a resident, for corporate tax purposes, of the Marshall Islands.

11          UNDERTAKINGS

11.1
General.    The Guarantor undertakes with the Security Trustee to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Agent may, with the authority of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld or delayed in respect of Clause 11.19).

11.2
Maintenance of status.    The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

11.3
Principal place of business.    The Guarantor will maintain its principal place of business, and keep its corporate documents and records, at the address stated in Clause 16.1; provided, that the Borrower may change such address with 30 days prior written notice to the Agent. The Guarantor will not establish, or do anything as a result which it would deemed to have, a place of business in any other country other than the Marshall Islands or England.

11.4
No change of business.    The Guarantor and its subsidiaries will not engage in any business other than the provision of drybulk shipping and maritime logistics services and businesses which are reasonably related or incidental thereto.

11.5
No disposal of assets.    The Guarantor will not transfer, lease or otherwise dispose of all or substantially all of its assets, whether by one transaction or a number of transactions, whether related or not, except in the usual course of its business and for fair market value payable in cash on completion of the relevant transaction(s).

11.6
Maintenance of ownership of Borrower; negative pledge.    The Guarantor shall remain the direct or indirect beneficial owner of the entire issued and allotted share capital of the Borrower, free from any Security Interest, except that created in favour of the Security Trustee and a pledge in favour of Goldman Sachs Credit Partners, L.P. as security trustee pursuant to a debenture dated 16 November 2007 and a shares charge dated 13 February 2008, each of which will be discharged on the Drawdown Date.

11.7
Information provided to be accurate.    All factual information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true in all material respects and not misleading in any material respect and will not omit any material fact necessary to make the statements therein no misleading.

11.8
Provision of financial statements.    The Guarantor will send to the Security Trustee:

(a)
as soon as possible, but in no event later than 3 (three) months after the end of each financial year of the Guarantor, the consolidated balance sheet of Guarantor as of the last day of such financial year and the audited consolidated statements of income and cash flows of Guarantor for such financial year;

(b)
as soon as possible, but in no event later than 45 days following the end of each of the first three (3) financial quarters in each financial year of the Guarantor, an unaudited quarterly consolidated balance sheet of Guarantor as of the last day of such financial quarter and the unaudited quarterly consolidated statements of income and cash flows of Guarantor for such financial quarter certified as to their correctness by the chief financial officer of the Guarantor as fairly presenting, in all material respects, the financial condition of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate (subject to year end audit adjustments);

(c)
if requested, on a monthly basis, a report in a form satisfactory to the Agent and signed by the chief financial officer of the Guarantor detailing exposures between forward freight agreements, cargo contracts and vessels on time charter in relation to vessels owned by the Guarantor or any of its subsidiaries;

(d)
together with the accounts referred to in paragraphs (a) and (b), a compliance certificate signed by the chief financial officer of the Guarantor evidencing compliance with the financial covenants in Clause 11.21 (and semi-annually to include the Fair Market Value of the Ships as reflected in the most recent valuations) in the form attached as Schedule 1 (or in such other format as the Agent may, with the authorisation of the Majority Lenders, approve); and

(e)
in intervals to be agreed, such other financial information as the Agent may reasonably request, in a form acceptable to the Agent.

11.9
Form of financial statements.    All accounts (audited and unaudited) delivered under Clause 11.7 will:

(a)
be prepared in accordance with all applicable laws and GAAP consistently applied (subject to the absence of footnotes on interim statements);

(b)
fairly present, in all material respects, the financial condition of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate (subject to year end audit adjustments in the case of interim statements); and

(c)
fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries required to be disclosed in such accounts in accordance with GAAP.

11.10
Shareholder and creditor notices.    The Guarantor will send the Security Trustee, at the same time as they are despatched, copies of all material communications which are despatched to all of the Guarantor's shareholders or creditors or to the whole of any class of them.

11.11
Consents.    The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Security Trustee of, all consents required:

(a)
for the Guarantor to perform its obligations under this Guarantee;

(b)
for the validity or enforceability of this Guarantee;

    and the Guarantor will comply with the terms of all such consents.

11.12
Notification of litigation.    The Guarantor will provide the Security Trustee with details of any legal or administrative action involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted, unless the legal or administrative action could not reasonably be considered material in the context of this Guarantee.

11.13
Notification of default.    The Guarantor will notify the Security Trustee as soon as the Guarantor becomes aware of:

(a)
the occurrence of an Event of Default or a Potential Event of Default; or

(b)
any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

    and will thereafter keep the Security Trustee fully up-to-date with all developments.

11.14
Provision of further information.    The Guarantor will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)
to the Guarantor;

(b)
to any other matter relevant to, or to any provision of a Finance Document or any Master Agreement;

    which may be requested by the Agent (including, upon request through the Agent, from the Security Trustee, any Lender or any Swap Bank) acting reasonably at any time and if reasonably required on a regular basis such information to be provided at intervals to be agreed at any such time.

11.15
Access to books and records.    The Guarantor shall permit one or more representatives of the Agent, at the request of the Agent, to have reasonable access to its books and records and to inspect the same during normal business hours at its offices upon reasonable prior written notice.

11.16
Press releases.    The Guarantor will send to the Agent, at the same time as they are dispatched, copies of all press releases which are issued by the Guarantor.

11.17
Provision of copies and translation of documents.    The Guarantor will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party together with, whenever necessary, a certified English translation prepared by a translator approved by the Agent.

11.18
"Know your customer" checks. If:

(a)
the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)
any change in the status of the Guarantor after the date of this Agreement; or

(c)
a proposed assignment or transfer by the Security Trustee of any of its rights and obligations under this Guarantee to another party prior to such assignment or transfer,

    obliges the Agent or Security Trustee (or, in the case of paragraph (c), any prospective new party) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Guarantor shall promptly upon the request of the Agent or Security Trustee supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Security Trustee (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new party) in order for the Agent, the Lender concerned, the Security Trustee or, in the case of the event described in paragraph (c), any prospective new party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Guarantee.

11.19
No merger etc.    The Guarantor shall not enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation unless after giving effect thereto, (A) no Change of Control has occurred, (B) the surviving entity (if not the Guarantor) has succeeded to all obligations of the Guarantor under this Guarantee, and (C) no Event of Default or Potential Event of Default has occurred which is continuing.

11.20
Transactions with affiliates.    The Guarantor shall not, and shall not permit any of its subsidiaries to engage in any transaction with any of its affiliates unless such transaction is

  (i) otherwise permitted (or required) under the Finance Documents or (ii) upon terms no less favorable to the Guarantor or such subsidiary, as applicable, than would be obtained in a comparable arm's-length transaction with a person that is not an affiliate; provided that this Clause 11.20 shall not prohibit any of the following:

(a)
any transaction which is approved by a majority of the disinterested directors of the board of directors of the Guarantor;

(b)
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Guarantor;

(c)
loans or advances to employees or consultants of the Guarantor or any of its subsidiaries made in the ordinary course of business and in connection with such employment or consulting arrangements;

(d)
transactions among or between the Guarantor and any of its wholly owned subsidiaries or between any wholly owned subsidiaries;

(e)
the payment of fees and indemnities to directors, officers, consultants and employees of the Guarantor and/or any of its subsidiaries in the ordinary course of business;

(f)
(A) any employment or severance agreements or arrangements entered into by the Guarantor or any of its subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of shares or other equity interests pursuant to put/call rights or similar rights with employees, officers or directors and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto;

(g)
dividends, distributions, redemptions and repurchases to or with shareholders or other equity holders not expressly prohibited by the Finance Documents; and

(h)
any purchase of equity interests in any subsidiary or contributions to, the equity capital of any subsidiary.

11.21
Listing on New York Stock Exchange.    From and after the Drawdown Date, the common stock of the Guarantor shall remain listed on the New York Stock Exchange.

11.22
Financial covenants.    The Guarantor undertakes that at all times during the Security Period the following financial covenants shall be complied with in relation to the Guarantor and its subsidiaries on a consolidated basis:

(a)
the ratio of EBITDA to Interest Expense shall be not less than 2.5:1 (a) for the first fiscal quarter following the Drawdown Date, (b) for the period two fiscal quarters commencing with the first fiscal quarter following the Drawdown Date, (c) for the period three fiscal quarters commencing with the first fiscal quarter following the Drawdown Date, and (d) for any period of four consecutive fiscal quarters thereafter.

(b)
the Guarantor and its subsidiaries shall maintain free and available cash and readily marketable securities (including Permitted Investments) which in each case is not subject to (A) any Security Interest (other than in favour of the Security Trustee and any right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution) or (B) any restriction on transfer to the Guarantor other than restrictions in the Finance Documents, of not less than the greater of (i) $20,000,000 and (ii) 6.25 per cent of Guarantors and its consolidated subsidiaries total Net Interest Bearing Debt;

(c)
the ratio of the Total Equity to Total Assets shall be not less than 30 per cent.

    In the event that there is any Pledged Cash standing to the credit of the Deposit Account pursuant to Clause 8.8 of the Loan Agreement, and for the purposes of the calculation of the financial covenants only the financial covenants shall be calculated on the assumption that the Loan is reduced by the Adjusted Loan Amount.

    No Potential Event of Default or Event of Default will be deemed to have occurred under Clause 11.22(a) notwithstanding that the Guarantor's ratio of EBITDA to Interest Expense for any period (the "test period") is less than the amount required by Clause 11.22(a) for such test period if, after the end of such period and on or before the date that the Guarantor's financial statements for the last fiscal quarter in such test period (or for the financial year comprising such test period if such test period is the Guarantor's full financial year) are required to be delivered pursuant to Clause 11.8, the Guarantor or its consolidated subsidiaries have made repayments of consolidated Net Interest Bearing Debt, which, if made on or before the first day of the test period, would have prevented the violation of Clause 11.22(a).

    No Potential Event of Default or Event of Default will be deemed to have occurred under Clause 11.18(c) notwithstanding that the Guarantor's ratio of Total Equity to Total Assets as of the last day of any financial quarter or financial year is less than the amount required by Clause 11.18(c) if, on or before the date that the Guarantor's consolidated balance sheet for such financial quarter or financial year are required to be delivered pursuant to Clause 11.8, the Guarantor and/or its consolidated subsidiaries either increase capital and reserves or reduce liabilities (or complete any combination thereof) such that, if such increase in capital and reserves and/or reduction in liabilities had occurred on or prior to the last day of such financial quarter or financial year, the Guarantor would have been in compliance with Clause 11.18(c) as of such date.

    In this clause 11.22:

    "EBITDA" means, in relation to the Guarantor and its subsidiaries in relation to any period, the net income of the Guarantor and its consolidated subsidiaries for that period as shown in the annual audited consolidated or, as the case may be, the unaudited quarterly consolidated income statement of the Guarantor which the Guarantor is required to deliver to the Agent pursuant to Clause 11.3(a) and (b) but excluding extraordinary items of income or loss:

    (a)
    plus, to the extent deducted in computing such net income of the Guarantor and its consolidated subsidiaries, the sum, without duplication, of:

    (i)
    all federal, state, local and foreign taxes and tax distributions;

    (ii)
    Interest Expense;

    (iii)
    depreciation, amortisation and other non-cash charges or non-cash losses (including non-cash transaction expenses and amortisation of debt discounts); and

    (iv)
    gains or losses on the disposition of assets.

    (b)
    minus, to the extent added in computing such net profit of the Guarantor and its subsidiaries, any non-cash income or non-cash gains, all as determined in accordance with GAAP;

    "Interest Expenses" means, in relation to the Guarantor and its subsidiaries for any period (a) the aggregate of all interest, fees (including but not limited to, commitment fees),

    commissions, discounts and other costs, charges or expenses payable in cash accruing during that period in respect of Financial Indebtedness described in clauses (b), (c) and (e) of the definition of "Financial Indebtedness" less (b) (i) all amounts paid or payable to Guarantor or any of its consolidated subsidiaries in respect of interest rate hedging transactions (including Designated Transactions) for such period, and (ii) any interest income of Guarantor and its consolidated subsidiaries for such period;

    "Latest Balance Sheet" means at any date, the consolidated balance sheet of the Guarantor and its consolidated subsidiaries most recently delivered to the Agent pursuant to Clause 11.7 and/or most recently made publicly available;

    "Net Interest Bearing Debt" means, in respect of Guarantor and its consolidated subsidiaries at any time, (a) Financial Indebtedness of the type described in clauses (b), (c) and (e) of the definition of "Financial Indebtedness" on which interest charges accrue and are payable in cash on a scheduled basis, less (b) all cash and cash equivalents held by Guarantor and its consolidated subsidiaries, including, without limitation, Pledged Cash and Permitted Investments.

    "Total Assets" means, at any date of determination under this Agreement, in respect of any ships owned by the Guarantor or its subsidiaries, the Fair Market Value of all such vessels and in respect of any other assets the amount of the book value of such assets of the Guarantor and its consolidated subsidiaries determined on a consolidated basis in accordance with GAAP and as shown in the Latest Balance Sheet; and

    "Total Equity" means, at any date of determination under this Agreement, the amount of the book value of the capital and reserves of the Guarantor and its consolidated subsidiaries determined on a consolidated basis in accordance with GAAP and as shown in the Latest Balance Sheet; provided, that, for purposes of computing Total Equity, total assets shall be determined as provided in the definition of "Total Assets".

11.23
Dividend restriction.    The Guarantor shall not pay any dividend or make any other form of distribution to its shareholder or effect any form of redemption, purchase or return of share capital if an Event of Default or Potential Event of Default has occurred and is continuing.

11.24
New Facilities.    During the Security Period, if the Guarantor or any of its subsidiaries intend to utilise debt to finance new vessels being acquired within the group (such acquisitions to include the panamax vessels currently under contract by subsidiaries of the Guarantor and notified to the Lenders) the Guarantor shall notify the Arrangers of their intention to acquire such new vessels using debt finance and provide such detail as required by the Arrangers in respect of such vessels being acquired. The Arrangers shall have a period of 10 Business Days from the date of receipt of any such notice to make a financing proposal to the Guarantor or any of its subsidiaries in respect of all or any such vessels. For the avoidance of doubt, (i) neither Arranger shall be obligated to provide a financing proposal and in the event that either Arranger does make a proposal it may elect to submit its own proposal or a joint proposal with the other Arranger or with any other financing source and (ii) neither the Guarantor nor any of its subsidiaries shall be obliged to accept any proposal or proposals which either or both Arrangers make.

12          JUDGMENTS AND CURRENCY INDEMNITY

12.1
Judgments relating to Loan Agreement and Master Agreements.    This Guarantee shall cover any amount payable by the Borrower under or in connection with any judgment relating to the Loan Agreement and the Master Agreements.

12.2
Currency indemnity.    In addition, Clause 21.4 (currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13          SET-OFF

13.1
Application of credit balances.    Each Creditor Party may at any time whilst an Event of Default is continuing and without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Guarantor to that Creditor Party under this Guarantee; and

(b)
for that purpose:

  (i)
  break, or alter the maturity of, all or any part of a deposit of the Guarantor;

  (ii)
  convert or translate all or any part of a deposit or other credit balance into Dollars;

  (iii)
  enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

13.2
Existing rights unaffected.    No Creditor Party shall be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

13.3
Sums deemed due to a Lender.    For the purposes of this Clause 13, a sum payable by the Guarantor to the Agent or the Security Trustee for distribution to, or for the account of, a Lender or a Swap Bank shall be treated as a sum due to that Lender or that Swap Bank; and each Lender's or each Swap Bank's proportion of a sum so payable for distribution to, or for the account of, the Lenders or the Swap Banks shall be treated as a sum due to that Lender or such Swap Bank.

14          SUPPLEMENTAL

14.1
Continuing guarantee.    This Guarantee shall remain in force as a continuing security at all times during the Security Period.

14.2
Rights cumulative, non-exclusive.    The Security Trustee's rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3
No impairment of rights under Guarantee.    If the Security Trustee omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Security Trustee under this Guarantee.

14.4
Severability of provisions.    If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5
Guarantee not affected by other security.    This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Security Trustee or any other Creditor Party may now or later hold in connection with the Loan Agreement or the Master Agreements.

14.6
Guarantor bound by Loan Agreement.    The Guarantor agrees with the Security Trustee to be bound by all provisions of the Loan Agreement and the Master Agreements which are applicable to the Guarantor as a Security Party in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

14.7
Applicability of provisions of Guarantee to other Security Interests.    Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 and 17 shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 and 17.

14.8
Applicability of provisions of Guarantee to other rights.    Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

14.9
Third party rights.    A person (other than a Creditor Party) who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

15          ASSIGNMENT

15.1
Assignment by Security Trustee.    The Security Trustee may assign its rights under and in connection with this Guarantee to the same extent as it may assign its rights under the Loan Agreement.

16          NOTICES

16.1
Notices to Guarantor.    Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:

    Dexter House
    2 Royal Mint Court
    London EC3N 4QN

    Fax No: + 44 (0) 20 7264 4949

    Attn: Fariyal Khanbabi

    or to such other address which the Guarantor may notify to the Security Trustee.

16.2
Application of certain provisions of Loan Agreement.    Clauses 28.3, 28.4 and 28.5 of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.

16.3
Validity of demands.    A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)
on the date on which the amount to which it relates is payable by the Borrower under the Loan Agreement;

(b)
at the same time as the service of a notice under Clause 19.2 (events of default) of the Loan Agreement and a notice under Section 6(b)(iv) of any Master Agreement;

    and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement or any Master Agreement without specifying a particular sum or aggregate sum.

16.4
Notices to Security Trustee.    Any notice to the Security Trustee under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Security Trustee under the Loan Agreement.

17          INVALIDITY OF LOAN AGREEMENT

17.1
Invalidity of Loan Agreement.    In the event of:

(a)
the Loan Agreement now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)
without limiting the scope of paragraph (a), a bankruptcy of the Borrower, the introduction of any law or any other matter resulting in the Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue);

    this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or the Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Borrower had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Borrower under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2
Invalidity of Finance Documents.    Clause 17.1 also applies to each of the other Finance Documents to which the Borrower is a party and each Master Agreement.

18          GOVERNING LAW AND JURISDICTION

18.1
English law.    This Guarantee shall be governed by, and construed in accordance with, English law.

18.2
Exclusive English jurisdiction.    Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee.

18.3
Choice of forum for the exclusive benefit of the Security Trustee.    Clause 18.2 is for the exclusive benefit of the Security Trustee, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)
to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

    The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Guarantee.

18.4
Creditor Parties' rights unaffected.    Nothing in this Clause 18 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.5
Meaning of "proceedings".    In this Clause 18, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

EXECUTION PAGE

GUARANTOR

SIGNED by for and on behalf of BRITANNIA BULK HOLDINGS INC. in the presence of:	}

Signature of witness:

Name of witness:

Address of witness:

SECURITY TRUSTEE

SIGNED by for and on behalf of NORDEA BANK DANMARK A/S in the presence of:	}

Signature of witness:

Name of witness:

Address of witness:

SCHEDULE 1

FORM OF CERTIFICATE OF COMPLIANCE

To: Nordea Bank Danmark A/S

From: Britannia Bulk Holdings Inc.

        [    •    ]

Dear Sirs

OFFICER'S CERTIFICATE

        This Certificate is rendered pursuant to Clause 11.8(d) of the guarantee dated [    •    ] 2008 (the "Guarantee") executed by ourselves, as Guarantor, in favour of Nordea Bank Danmark A/S, as Security Trustee. Words and expressions defined in the Guarantee shall have the same meanings when used herein.

        I, the Chief Financial Officer of the Guarantor, hereby certify that:

1
Attached to this Certificate [are][is] the latest [audited consolidated accounts of the Guarantor and its subsidiaries for the financial year ending on [    •    ]] [unaudited consolidated accounts of the Guarantor including cash flows] in relation to the [first] [second] [third] fiscal quarter of the financial year ending on [    •    ]] (the "Accounts").

2
Set out below are the respective amounts, in US Dollars, of the EBITDA, Interest Expenses, Total Assets and Total Equity of the Guarantor and its subsidiaries as at [    •    ]:

US Dollars
EBITDA	[•]
Interest Expenses	[•]
Net Interest Bearing Debt	[•]
Total Assets	[•]
Total Equity	[•]
3
Accordingly, as at the date of this Certificate the financial covenants set out in Clause 11.22 of the Guarantee [are] [are not] complied with, in that as at [    •    ]:

  (a)
  the ratio of EBITDA to Net Interest Expense for the period of [one] [two] [three] [four] fiscal quarters is [    •    ];

  (b)
  the amount of free and available cash, readily marketable securities (including Permitted Investments) and undrawn available credit facilities which in each case is not subject to any Security Interest (other than in favour of the Security Trustee) is US$[    •    ] and [    •    ] per cent of the total Net Interest Bearing Debt; and

  (c)
  the ratio of Total Equity to Total Assets is [    •    ] per cent.;

    [or, as the case may be, specify in what respect any of the financial covenants are not complied with.]

4
As at [    •    ] no Event of Default has occurred and is continuing.

    [or, specify/identify any Event of Default]

    [The Fair Market Value of the Ships as reflected in the most recent valuations are as follows:

Name of Ship	Name of First Approved Ship Broker	Name of Second Approved Ship Broker	Average Fare Market Value
[•]	[•]	[•]	[•]]

Chief Financial Officer
 Britannia Bulk Holdings Inc.

QuickLinks

  Exhibit 10.18
INDEX
EXECUTION PAGE
SCHEDULE 1 FORM OF CERTIFICATE OF COMPLIANCE
OFFICER'S CERTIFICATE